UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

`
                           Tricom, S.A. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   American Depositary Shares ("Tricom ADSs")
              each representing one share of Class A Common Stock,
                    par value RD$10 per share, of the Issuer
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89612A100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)
       [X] Rule 13d-1(c)
       [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Carlos Slim Helu

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Carlos Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606  Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606  Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Marco Antonio Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Patrick Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606  Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606  Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Maria Soumaya Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Vanessa Paola Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606  Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Johanna Monique Slim Domit

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        IN

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Inmobiliaria Carso, S.A. de C.V.

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        HC

------------------------
CUSIP No. 89612A100
------------------------


   1.   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Orient Star Holdings LLC

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]

   3.   SEC USE ONLY

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                              5.   SOLE VOTING POWER

         NUMBER OF
          SHARES              6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  2,445,606 Tricom ADSs (See Item 4(c))
           EACH
         REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH
                              8.   SHARED DISPOSITIVE POWER

                                   2,445,606 Tricom ADSs (See Item 4(c))

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,445,606 Tricom ADSs (See Item 4(a))

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.4% (See Item 4(b))

  12.   TYPE OF REPORTING PERSON

        OO

      Item 1.

          (a)  Name of Issuer:

               Tricom, S.A.

          (b)  Address of Issuer's Principal Executive Offices:

               Avenida Lope de Vega No. 95
               Santo Domingo, Dominican Republic

      Item 2.

          (a)  Name of Persons Filing:

               This Statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the issue and outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

               (2)

               Inmobiliaria, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), is a holding company with portfolio investments in various companies, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a Delaware limited liability company with portfolio investments in various companies.

          (b)  Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico D.F.
               Mexico

               (ii) Inmobiliaria's principal business address is:

               Avenida Insurgentes Sur #3500
               Colonia Pena Pobre
               Delegacion Tlalpan
               14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:

               477 Madison Avenue
               6th Floor
               New York, NY  10022
               USA

          (c)  Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a Mexican corporation, and Orient Star is a Delaware limited liability company.

          (d)  Title of Class of Securities:

               American Depositary Shares, each representing one share (each a "Share") of Class A Common Stock, par value RD$10 per share, of the Issuer

          (e)  CUSIP Number:
               89612A100

      Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act;

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

          (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Item 4.  Ownership

          (a)  Amount Beneficially Owned:

               As of the date of this filing, (i) Orient Star directly owns 2,445,606 Tricom ADSs, (ii) Inmobiliaria, as the sole member of Orient Star, may be deemed to beneficially own indirectly the Tricom ADSs owned directly by Orient Star, and (iii) the Slim Family, which indirectly owns all of the issued and outstanding voting securities of Inmobiliaria, may be deemed to beneficially own indirectly the Tricom ADSs deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

          (b)  Percent of Class:

               The Tricom ADSs beneficially owned by the Reporting Persons constitute approximately 5.4% of the issued and outstanding Common Shares based on 45,458,041 Common Shares outstanding, as reported in the Form 20-F/A filed by the Issuer with the Securities and Exchange Commission on April 29, 2004.

          (c)  Number of Shares as to which the person has:

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or to direct the vote: 2,445,606

               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv)  Shared power to direct the disposition of: 2,445,606

      Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

      Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

      Item 8.  Identification and Classification of Members of the Group.

               Not applicable.

      Item 9.  Notice of Dissolution of Group.

               Not applicable.

     Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         -----------------------------

         Carlos Slim Domit                       By: /s/ Eduardo Valdes Acra
                                                     -----------------------
         -----------------------------               Eduardo Valdes Acra
                                                     Attorney-in-Fact
         Marco Antonio Slim Domit                    February 14, 2005

         -----------------------------

         Patrick Slim Domit

         -----------------------------

         Maria Soumaya Slim Domit

         -----------------------------

         Vanessa Paola Slim Domit

         -----------------------------

         Johanna Monique Slim Domit

         -----------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         -----------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         -----------------------------
         By: Inmobiliaria Carso, S.A. de C.V.,
         its sole member
         Name: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

                                  Exhibit Index

Exhibit 24.1      Powers of Attorney for the Slim Family, Inmobiliaria and
                  Orient Star.

Exhibit 99.1 Joint Filing Agreement, dated as of February 14, 2005, by and among the Slim Family, Inmobiliaria and Orient Star.